For Immediate Release

Contact:                Willing L Biddle, COO or James R. Moore, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.  Reports
Operating Results For nine months and third Quarter of Fiscal 2007

GREENWICH, CONNECTICUT, September 7, 2007 - Urstadt Biddle Properties Inc. (NYSE:UBA and UBP), a real estate investment trust, today announced its financial results for the nine months and three months ended July 31, 2007.

Diluted funds from operations (“FFO”) for the quarter ended July 31, 2007 increased to $7,588,000 from $7,019,000 in the third quarter of fiscal 2006. For the first nine months of fiscal 2007, diluted FFO increased to $29,555,000 from $21,464,000 in the same period in fiscal 2006.  FFO in the nine month period ended July 31, 2007 included income from a settlement of a lease guaranty obligation of $6,000,000.

Net income applicable to Common and Class A Common stockholders for the quarter was $4,183,000 compared to $3,546,000 in the corresponding three month period last year.  For the first nine months of fiscal 2007 net income applicable to Common and Class A Common stockholders was $30,806,000 compared to $11,439,000 for in same period last year.   Net income in the nine month period ended July 31, 2007 included a gain on sale of property of $11,385,000 and income from a settlement of a lease guaranty obligation of $6,000,000.

Diluted funds from operations (“FFO”) per share for the quarter ended July 31, 2007 increased to $0.27 per Common share and $0.30 per Class A Common share compared to $0.25 per Common share and $.28 per Class A Common share in the third quarter of fiscal 2006. Net income applicable to Common and Class A Common stockholders for the quarter was $0.15 per diluted Common share and $0.17 per diluted Class A Common share compared to $0.13 per diluted Common share and $0.14 per diluted Class A Common share in the corresponding three month period last year.

For the first nine months of fiscal 2007, diluted FFO per share amounted to or $1.05 per Common share and $1.16 per Class A Common share compared to $0.77 per Common share and $0.85 per Class A Common share in fiscal 2006.  Net income applicable to Common and Class A Common stockholders per share for the first nine months of fiscal 2007 was $1.11 per diluted Common share and $1.22 per diluted Class A Common share compared to $0.41 per diluted Common share and $0.46 per diluted Class A Common share, for in same period last year.

Willing L. Biddle, President and Chief Operating Officer said   “We are pleased to report continued rental revenue growth in our core portfolio from recent property acquisitions and completed lease transactions at our core retail properties this year.   Mr. Biddle said, “Our same property base rents increased 2.9% in the first nine months of this year.  At July 31, 2007, our core properties were 96.9% leased compared to 96.2% at the beginning of the fiscal year.  Occupancy at our core properties rose to nearly 95% at July 31, 2007 from 93.2% at the beginning of the fiscal year.”   Mr. Biddle noted that recently completed lease renewals and new leases signed were generally at higher rental rates than the expiring rental rates.  “We expect the financial effect of these leases to be felt in the next fiscal year,” said Mr. Biddle.  He noted that the Company’s rental growth this year also reflects the effect of recent property acquisitions.  He said, “In 2007, we acquired two retail properties for $21 million and are currently in discussions to acquire additional retail properties in our region in the next several months.  We remain disciplined in our acquisition efforts and continue to seek property acquisitions that are consistent with our expected financial return objectives.”

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared regular quarterly dividends on the Company’s Class A Common Stock (UBA) and Common Stock (UBP).  The dividends were declared in the amount of 23¢ for each share of Class A Common Stock and 20.75¢ for each share of Common Stock.  The dividends were declared at the same rate as the previous quarter and are the 151st consecutive quarterly dividends declared since the Company began operating in 1969.

UBP is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interest in thirty-nine (39) properties containing a total of 3.7 million square feet of rentable space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

A reconciliation of FFO to net income applicable to Common and Class A Common stockholders (the GAAP measure the Company believes to be the most directly comparable) is in the financial tables accompanying this press release.

The Company believes that FFO is an additional measure of operating performance of an equity REIT. Although FFO is a non-GAAP financial measure, the Company believes it provides useful information to shareholders, potential investors and management because it primarily excludes the assumption that the value of the real estate assets diminish predictably over time and industry analysts have accepted it as a performance measure.  The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from debt restructuring and sales of properties plus depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(TABLE FOLLOWS)Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine months and Three Months Ended July 31, 2007 AND 2006
(UNAUDITED)
 (In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenues
Base rents	$43,249	$41,046	$14,560	$13,672
Recoveries from tenants	13,393	13,162	4,471	4,094
Settlement of lease guaranty obligation	6,000	-	-	-
Lease termination income	115	-	-	-
Mortgage interest and other	750	361	107	36
	63,507	54,569	19,138	17,802

Expenses
Property operating	9,511	9,245	3,198	2,668
Property taxes	8,130	7,576	2,790	2,601
Depreciation and amortization	10,001	9,821	3,370	3,405
General and administrative	3,843	3,903	1,365	1,415
Directors' fees and expenses	181	195	55	51
	31,666	30,740	10,778	10,140
Operating Income	31,841	23,829	8,360	7,662
Interest expense	(5,910)	(6,301)	(1,949)	(2,057)
Interest, dividends and other investment income	397	694	164	200
Income before Minority Interest and Discontinued Operations	26,328	18,222	6,575	5,805
Minority interest in consolidated joint venture	(152)	(141)	(56)	(47)
Income from Continuing Operations before Discontinued Operations	26,176	18,081	6,519	5,758
Discontinued Operations:
Income from discontinued operations	252	365	-	124
Gain on sale of property	11,385	-	-	-
Income from Discontinued Operations	11,637	365	-	124
Net Income	37,813	18,446	6,519	5,882
Preferred stock dividends	(7,007)	(7,007)	(2,336)	(2,336)

Net Income Applicable to Common and Class A Common Stockholders	$30,806	$11,439	$4,183	$3,546

Diluted Earnings Per Share:
Per Common Share:
Income from continuing operations	$.69	$.41	$.15	$.13
Income from discontinued operations	$.42	$-	$-	$-
Net Income Applicable to Common Stockholders	$1.11	$.41	$.15	$.13

Per Class A Common Share:
Income from continuing operations	$.76	$.46	$.17	$.14
Income from discontinued operations	$.46	$-	$-	$-
Net Income Applicable to Class A Common Stockholders	$1.22	$.46	$.17	$.14

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Nine months and Three Months Ended July 31, 2007 and 2006
 (In thousands, except per share data)

	Nine months Ended		Three Months Ended
	July 31,		July 31,
Reconciliation of Net Income Available to Common and Class A
Common Stockholders to Funds From Operations	2007	2006	2007	2006
Net Income Applicable to Common and Class A Common Stockholders	$30,806	$11,439	$4,183	$3,546
Plus: Real property depreciation	7,548	7,571	2,356	2,561
Amortization of tenant improvements and allowances	2,018	1,877	870	728
Amortization of deferred leasing costs	416	436	123	137
Minority interests	152	141	56	47
Less: Gains on sale of property	(11,385)	-	-	-

Funds from Operations (Diluted)	$29,555	$21,464	$7,588	$7,019

Per Share:
Funds from Operations (Diluted):
Common	$1.05	$0.77	$0.27	$0.25
Class A Common	$1.16	$0.85	$0.30	$0.28